Exhibit 3.1

CERTIFICATE OF FORMATION

OF

SATURN MERGER SUB 2, LLC

This Certificate of Formation of Saturn Merger Sub 2, LLC is duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C.18-101, et seq.).

FIRST.  The name of the limited liability company formed hereby is “Saturn Merger Sub 2, LLC” (the “Company”).

SECOND.  The address of the Company’s registered office is c/o The Corporation Trust Company, 1209 Orange Street, Willmington, Delaware 19801.

THIRD.  The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Willminton, Delaware 19081.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the 12th day of June, 2014.

By:	/s/ Wilbert Davis
Name:	Wilbert Davis
Title:	Authorized Person